CONTACT: Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS NOVEMBER TRAFFIC

DALLAS, TEXAS – December 9, 2013 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 8.1 billion revenue passenger miles (RPMs) in November 2013, a 1.0 percent decrease from the 8.1 billion RPMs flown in November 2012. Available seat miles (ASMs) increased 0.8 percent to 10.3 billion from the November 2012 level of 10.2 billion. The November 2013 load factor was 78.6 percent, compared to 80.0 percent in November 2012. For November 2013, passenger revenue per ASM (PRASM) is estimated to have decreased approximately six percent, compared to November 2012. While November was significantly impacted by the shift in Thanksgiving holiday return travel, the benefit to December is expected to drive a dramatic year-over-year increase in December PRASM. For fourth quarter 2013, the Company currently estimates PRASM will increase approximately two percent, as compared to fourth quarter 2012.
For the first eleven months of 2013, the Company flew 95.4 billion RPMs, compared to 94.7 billion RPMs flown for the same period in 2012, an increase of 0.7 percent. Year-to-date ASMs increased 1.6 percent to 119.5 billion from 117.7 billion for the same period in 2012. The year-to-date load factor was 79.8 percent, compared to 80.5 percent for the same period in 2012.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.
/more

SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	NOVEMBER
	2013	2012	CHANGE
Revenue passengers carried	8,563,456	8,849,808	(3.2)%

Enplaned passengers	10,459,885	10,791,741	(3.1)%

Revenue passenger miles (000)	8,066,291	8,148,731	(1.0) %

Available seat miles (000)	10,264,024	10,186,984	0.8%

Load factor	78.6%	80.0%	(1.4) pts

Average length of haul	942	921	2.3%

Trips flown	102,069	106,938	(4.6)%

	YEAR-TO-DATE
	2013	2012	CHANGE
Revenue passengers carried	98,768,187	100,736,126	(2.0)%

Enplaned passengers	121,667,407	123,332,996	(1.4)%

Revenue passenger miles (000)	95,372,628	94,700,049	0.7%

Available seat miles (000)	119,504,160	117,657,945	1.6%

Load factor	79.8%	80.5%	(0.7) pts

Average length of haul	966	940	2.8%

Trips flown	1,205,628	1,252,769	(3.8)%

***